UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 14, 2011

HEICO Corporation
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

1-4604	65-0341002
(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida	33021
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (954) 987-4000

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2011, HEICO Corporation (the “Company”) entered into a $670 million Revolving Credit Agreement (“Credit Facility”) with SunTrust Bank, as Administrative Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents, PNC Bank, National Association, as Documentation Agent, and other lenders that may become parties to the Credit Facility. The Credit Facility includes a feature that will allow the Company to increase the Credit Facility by $130 million, at its option, to become an $800 million facility through increased commitments from existing lenders or the addition of new lenders. The borrowings under the Credit Facility may be used to refinance existing indebtedness; to finance working capital needs, permitted acquisitions and capital expenditures; and for other general corporate purposes.

Advances under the Credit Facility accrue interest at the Company’s choice of the “Base Rate” or the London Interbank Offered Rate (“LIBOR”) plus applicable margins (based on the Company’s ratio of total funded debt to earnings before interest, taxes, depreciation and amortization, noncontrolling interests and non-cash charges, or “leverage ratio”). The Base Rate is the highest of (i) the Prime Rate; (ii) the Federal Funds rate plus .50%, per annum; and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one month, plus 1.00% per annum, as such, capitalized terms are defined in the Credit Facility. The applicable margins for LIBOR-based borrowings range from .75% to 2.25%. The applicable margins for Base Rate borrowings range from 0% to 1.25%. A fee is charged on the amount of the unused commitment ranging from .125% to .35% (depending on the Company’s leverage ratio).

The Credit Facility also includes a $50 million sublimit for borrowings made in foreign currencies, letters of credit and swingline borrowings. The Credit Facility matures in December 2016. Under certain circumstances, the maturity of the Credit Facility may be extended for two one-year periods.

Outstanding principal, accrued and unpaid interest and other amounts payable under the Credit Facility may be accelerated upon an event of default, as such events are described in the Credit Facility. The Credit Facility is unsecured and contains covenants that require, among other things, the maintenance of a total leverage ratio, a senior leverage ratio and a fixed charge coverage ratio. In the event the Company’s total leverage ratio exceeds a specified level, the Credit Facility would become secured by the capital stock owned in substantially all of the Company’s subsidiaries.

This description of Credit Facility is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

A copy of the Company’s press release announcing the execution of the Credit Facility is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 14, 2011, the Company entered into the Credit Facility; the information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report and is hereby incorporated in Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Revolving Credit Agreement, dated as of December 14, 2011, among HEICO Corporation, as Borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents, PNC Bank, National Association, as Documentation Agent, and SunTrust Bank, as Administrative Agent.

99.1	Press Release of the Company, dated December 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEICO CORPORATION

Date: December 16, 2011	By:	/s/ THOMAS S. IRWIN
Thomas S. Irwin,
Executive Vice President
and Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1
Revolving Credit Agreement, dated December 14, 2011, among HEICO Corporation, as Borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Syndication Agents, PNC Bank, National Association, as Documentation Agent, and SunTrust Bank, as Administrative Agent.

99.1	Press Release of the Company, dated December 14, 2011.